Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY ANNOUNCES ELECTION RESULTS

Richmond, Virginia, June 28, 2006 - Massey Energy Company (NYSE:MEE) today announced the certified results of the election held at its Annual Meeting of Shareholders. The independent inspectors of election certified the election of one of Massey’s three incumbent Class I board members, Chancellor E. Gordon Gee, to an additional three-year term on the Company’s Board of Directors, along with Third Point LLC’s two nominees, Mr. Daniel S. Loeb and Mr. Todd Q. Swanson. Massey believes that the election of Third Point’s two nominees resulted from an incorrect treatment of withheld shares by the inspectors of election under the cumulative voting provisions of Massey’s charter. The Company further believes that if the withheld shares had been treated correctly for cumulation purposes, Third Point would have won only a single seat on the Board and two incumbent directors would have been reelected.

In order to confirm the appropriate treatment of withheld shares, the Company is requesting the Delaware Court of Chancery to review the election results and make a final determination. The Company will simultaneously ask the Delaware Chancery Court to enter a status quo order to preserve the Board member status of Dr. John C. Baldwin until the court makes its final determination with respect to the contested seat. Dr. Baldwin would have been elected but for, what the Company believes to be, the incorrect treatment of withheld shares by the independent inspectors of election.

The Company’s Governance and Nominating Committee recommended, and the Board approved, the expansion of the Company’s board by one member. The Board has duly appointed James B. Crawford, the Company’s remaining nominee who was not reelected, to fill the vacancy. The continuation of Mr. Crawford’s service will enable the Company to continue to benefit from his extensive financial and managerial experience in the coal industry.

In addition to the election of directors, the independent inspectors of election certified that the Company’s shareholders have approved both the ratification of the appointment of Ernst & Young LLC as the Company’s independent registered public accounting firm for 2006 and the Massey Energy Company 2006 Stock and Incentive Compensation Plan. The Company’s shareholders did not approve amendments to the Restated Certificate of Incorporation and Restated Bylaws to lower the requirement for amendment of the Restated Bylaws from 80% to 67% of the outstanding shares.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal producer by revenue in the United States.

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FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in press releases as well as Massey’s public periodic filings with the Securities and Exchange Commission, including Massey’s Annual Report on Form 10-K filed on March 16, 2006 and subsequently filed interim reports. Such filings are available either publicly or upon request from Massey’s Investor Relations Department (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Massey Investor Relations (Katharine W. Kenny, 804-788-1824) or contact the Company via its website at www.masseyenergyco.com.